MICROBOT MEDICAL LTD.

102 CAPITAL GAINS TRACK AWARD AGREEMENT

2015 STOCK OPTION PLAN

By and between

Microbot Medical Ltd.
(hereinafter: the “Company”)

and

[__]

Israel ID# [__]

(hereinafter: the “Participant”)

WHEREAS:	The Participant is an Employee as defined in the Company’s 2015 Stock Option Plan (the “Plan”); and

WHEREAS:	The Company desires to grant the Participant options to purchase Shares in the Company, and the Participant is interested in receiving the aforesaid options, all in accordance with and subject to the Plan and the provisions of this award agreement and any appendix thereto (the “Award Agreement”), and their intention is that the provisions of Section l02 of the Israeli Income Tax Ordinance (New Version) 1961 (the “Ordinance”), as amended and any regulations, rules, orders or procedures promulgated there under, including tax rules (Preferential Tax Treatment regarding Issuance of Shares to Employees), 2003 (“Section 102”), relating to the allocation of options in the capital gain track, shall apply to the options granted; and

WHEREAS:	The Participant has read all of the provisions and the terms of the Plan and this Award Agreement, and wishes to be bound by them and desires that they apply to the options which shall be granted to him hereunder.

NOW THEREFORE IT IS AGREED AS FOLLOWS:

1.	Preamble and definitions

1.1.	The Preamble to this Award Agreement constitutes an integral part hereof.

1.2.	Unless the context otherwise requires, terms used herein and in the appendix to this Award Agreement shall have the same meaning set forth under the Plan.

2.	Application of the Provisions of the Plan

2.1.	The Participant hereby declares that he has carefully read the Plan and that he acknowledges and agrees to all of the provisions, conditions, limitations, authorizations, declarations and commitments included therein.

2.2.	The Participant declares and agrees that this Award Agreement and the Plan prevail over any previous agreement, arrangement and/or understanding, whether written or oral between the Participant and the Company, or the officers and/or directors and/or the shareholders thereof with respect to the matters herein included, and with respect to options or other securities for the purchase of shares in the Company which have not yet been actually issued or granted (with the exception of options that are planned to be granted under another approved stock option plan which was adopted by the Company), and that any agreement, arrangement and/or understanding as aforesaid are null and void and of no further force or effect.

2.3.	All of the provisions, conditions, limitations and declarations included and specified in the Plan, as the same shall be amended from time to time, are hereby incorporated herein by reference and constitute an integral part of this Award Agreement and of the Participant’s commitments hereunder. Except and to the extent otherwise expressly provided herein, nothing in this Award Agreement or in the provisions hereof shall derogate from anything contained in the Plan.

2.4.	The Participant declares, covenants and agrees that the provisions of Section 102, as the same shall be amended from time to time, and the trust agreement between the Company and the Trustee (the “Trust Agreement”), are fully binding on the Participant, and shall prevail in case of contradiction, over any other provision in the Award Agreement or in the Plan. Further, the Participant agrees to execute any and all documents which the Company or the Trustee may reasonably determine to be necessary in order to comply with the Ordinance and, particularly, the rules.

2.5.	The Participant declares and agrees that he is obligated not to make any disposition of the Awards or the Shares until the end of the Required Holding Period.

2.6.	A copy of the Plan is attached hereto and constitutes an integral part hereof.

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3.	Grant of Options

3.1.	The Company hereby grants the Participant [__] options to purchase [__] Ordinary Shares of, par value NIS 0.001 each (hereinafter - the -Options” and the “Award Shares”, respectively) as 102 Capital Gains Track Grant, all subject to the conditions of the Plan, at an exercise price per Option equals to the par value of the Award Shares (the “Exercise Price”).

3.2.	The Options have been or shall be following the date hereof issued to the Trustee on behalf of the Participant with the effective date for purposes of this Award Agreement and the Options Awarded pursuant thereto, under the Plan being the date on which such Options are allocated to the Trustee (“Effective Date”).

3.3.	The Participant is aware that the Company intends to issue additional Shares or other securities in the future to various entities and individuals, as the Company in its sole discretion shall determine, in its sole discretion, including securities that may be ranked senior to the Shares.

4.	Transfer of Options

The transfer of these Options is limited as set forth in the Plan.

5.	Exercise Price

Each Option may be exercised in consideration of the payment in cash (or by any other mean as specified in the Plan) of the Exercise Price indicated above.

6.	Vesting of Options

All Options are fully vested.

7.	Method of Exercise

7.1.	The Options, or any part thereof, shall be exercised by the Participant by signing and returning to the Company and the Trustee (if such Options are held by the Trustee), at their principal offices, a notice of exercise in such form as may be prescribed by the Company from time to time (the “Notice of Exercise”), together with full payment of the Exercise Price.

7.2.	In order to issue Award Shares upon the exercise of any of the Options, the Participant hereby agrees to sign any and all documents required by the Company’s management and/or the Trustee and/or any law and/or the Company’s Articles of Association.

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7.3.	After a Notice of Exercise has been delivered to the Company (and/or the Trustee if relevant), it may not be rescinded or revised by the Participant. Subsequent to the Company’s receipt of a Notice of Exercise, together with the payment of the Exercise Price and certification that the taxes referred to in Section 17 below, have been or will be paid by the Participant, the Award Shares issuable upon the exercise of the Options shall be issued to the Participant, or the Trustee pursuant the provision of Section 102.

7.4.	The Trustee will transfer the Shares to the Participant upon demand but in no event before all taxes due, if any, have been fully paid. By signing this Award Agreement, the Participant authorizes the Trustee not to transfer any Award Shares prior to the full payment of all applicable taxes.

8.	Restrictions on Transfer

8.1.	Securities Law Restrictions. Regardless of whether the offering and sale of Award Shares under the Plan have been registered under the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) or have been registered or qualified under the securities laws of any state or other laws of any other jurisdiction, the Company at its discretion may impose restrictions upon the sale, pledge or other transfer of such Award Shares (including the placement of appropriate legends on stock certificates or the imposition of stop-transfer instructions) if, in the judgment of the Company, such restrictions are necessary or desirable in order to achieve compliance with the Securities Act, the securities laws of any state or any other law.

8.2.	Market Stand-Off. In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act or equivalent law in another jurisdiction, including the Company’s initial public offering of its shares, the Participant shall not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any Option or other contract for the purchase of, purchase any Option or other contract for the sale of, or otherwise dispose of or transfer, or agree to engage in any of the foregoing transactions with respect to, any Award Shares acquired under this Award Agreement without the prior written consent of the Company or its underwriters. Such restriction (the “Market Stand-Off”) shall be in effect for such period of time following the date of the final prospectus for the offering as may be requested by the Company or such underwriters. In the event of the declaration of a stock dividend, a spin-off, a stock split, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Company’s outstanding securities without receipt of consideration, in accordance with the provisions of the Plan, any new, substituted or additional securities which are by reason of such transaction distributed with respect to any Award Shares subject to the Market Stand-Off, or into which such Award Shares thereby become convertible, shall immediately be subject to the Market Stand-Off. In order to enforce the Market Stand-Off, the Company may impose stop-transfer instructions with respect to the Award Shares acquired under this Award Agreement until the end of the applicable stand-off period. The Company’s underwriters shall be beneficiaries of the agreement set forth in this Section 8.2. This Section 8.2 shall not apply to Award Shares registered in the public offering under the Securities Act or equivalent law in another jurisdiction.

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9.	No Obligation to Exercise Options

The Award and acceptance of these Options imposes no obligation on the Participant to exercise them.

10.	No Obligation to Continue Employment with the Participant

Neither the Plan, this Award Agreement, nor the grant of these Options imposes any obligation on the Company to continue the employment of the Participant.

11.	No Rights as Stockholder until Exercise

The Participant shall have no right as a stockholder with respect to the Shares until such time as the Participant has exercised Options by delivering a Notice of Exercise and has paid in full the Exercise Price for the Award Shares so exercised in accordance with the foregoing.

12.	Voting Proxy and Automatic Conversion

12.1.	Notwithstanding Section 11 above and only after such time as the Awards or the Shares are discharged from the Trustee, until the consummation of the initial public offering of the Company’s Shares, the right to vote any Shares acquired hereunder pursuant to the Options granted under this Award Agreement, if any, shall be given by the Participant, pursuant to an irrevocable proxy to the person or persons designated by the Board (the “Proxy”). Upon signing this Award Agreement and as a condition to the grant of any Options hereunder, the Participant shall sign the irrevocable proxy attached to this Award Agreement as Appendix B. The Shares shall be voted by the Proxy in the same proportion as the result of the shareholders vote (as voted by the shareholders without taking in consideration the Shares issued upon exercise of Options granted under this Award Agreement).

12.2.	In case of a merger and/or a transaction pursuant to which all shares of Company’s shareholders are converted into securities of another corporation, as approved by Company’s Board of Directors, all Options may be automatically converted into securities of such other corporation, if and to the extent resolved by Company’s Board of Directors. Upon request, Participant shall sign any documents, instrument or statement required to cause the execution, delivery and performance of such conversion. Failure of Participant to comply with its

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13.	Governing Law

These Options will be governed by law as set forth in the Plan.

14.	Jurisdiction

Subject to the provisions of Section 15 below, any disputes arising from these Options shall be resolved as set forth in the Plan.

15.	Disputes

As a condition of the granting of the Options, the Participant and the Participant’s successors and assignees agree that any dispute or disagreement which may arise hereunder or as a result of this Award Agreement shall be settled by the Administrator (as defined in the Plan), in its sole discretion and judgment and that any such determination and any interpretation by the Administrator of the terms of this Award Agreement shall be final, binding and conclusive for all intents and purposes.

16.	Terms and Expiration

These Options, unless terminated earlier under the provisions of the Plan, shall expire in all events following the expiration of ten (10) years as of the date of this Agreement.

17.	Taxes

17.1.	The aforementioned Award and the Shares will be held by the Trustee in trust on behalf of the Participant for the Required Holding Period, as defined under the Plan, subject to the terms set in Section 102. In accordance with Section 102, the Participant is prohibited from selling the Awards or the Award shares, until the end of the Required Holding Period.

17.2.	All rights related to the Awards or the Shares will be held by the Trustee until the end of the Required Holding Period, including bonus shares, and will be subject to the provisions of Section 102 applicable to the Award.

17.3.	Any and all taxes, fees and other liabilities (as may apply from time to time) in connection with the grant and/or exercise of the Options and the sale of Shares issued upon the exercise of the Options, will be solely borne by the Participant and he will be solely liable for all such taxes, fees and other liabilities. Furthermore, the Participant shall agree to indemnify the Company and the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon.

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17.4.	The Participant acknowledges that the receipt of the Options and the acquisition of the Shares to be issued upon the exercise of the Options may result in tax consequences. The description set forth in the Plan relating to the payment of tax does not purport to be a full and complete description of the Participant’s tax obligations under the law.

17.5.	In the event that the Company or the Trustee determines that it is required to withhold any tax as a result of the exercise of these Options, the Participant, as a condition to the exercise of these Options, shall make arrangements satisfactory to the Company or the Trustee to enable them to satisfy all withholding requirements. The Participant shall also make arrangements satisfactory to the Company to enable it to satisfy any withholding requirements that may arise in connection with the vesting or disposition of Award Shares purchased by exercising these Options.

18.	Miscellaneous Provisions

18.1.	Each party to this Award Agreement agrees to perform any and all further acts and to execute and deliver any documents that may reasonably be necessary to carry out the provisions of this Award Agreement.

18.2.	The Participant agrees and acknowledges that the terms and conditions of this Award Agreement, including without limitation the number of Award Shares for which Options have been granted, are confidential. The Participant agrees that he will not disclose these terms and conditions to any third party, except to the Participant’s financial or legal advisors, or family members, unless such disclosure is required by law.

18.3.	Any notice or other communication under this Award Agreement must be in writing and shall be effective upon delivery by hand, or three (3) business days after deposit in the mail, postage prepaid, certified or registered, and addressed to the Company or to the Participant at the corresponding address as written in the preamble to this Award Agreement; provided, however, that any Notice of Exercise or payment to the Company under section 7 of this Award Agreement shall be effective only upon actual receipt by the Company at the address above. Each party shall be obligated to notify the other in writing of any change in that party’s address. Notice of change of address shall be effective only when done in accordance with this Section.

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IN WITNESS WHEREOF the parties have signed and delivered this Award Agreement.

Microbot Medical Ltd.	Participant

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APPENDIX A

2015 STOCK OPTION PLAN

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APPENDIX B

IRREVOCABLE PROXY

Only after such time as the Awards or the Shares are discharged from the Trustee I, the undersigned, authorize, irrevocably, the Chairman of the Board of Directors or his designee of Microbot Medical Ltd. (the “Company”), as may be in office from time to time, to represent me at any and all general meetings of the Company (whether ordinary, extraordinary or otherwise), and to vote thereat on any and all matters the same number of Shares of the Company (as I may receive pursuant to the exercise of Options granted under any of the Company’s Stock Option Plan(s); “Plan”) as I would be entitled to vote if then personally present. My shares shall be voted by him in the same proportion as the result of the shareholders vote (as voted by the shareholders without taking in consideration the Shares issued upon exercise of options granted under the Plan).

Whereas the rights of third parties depend on this proxy, I shall have no power to revoke it and it will also bind my heirs and successors by operation of law.

This proxy will terminate upon the consummation of the initial public offering of the Company’s Shares.

Name

Signature

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